UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 5, 2014

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 5, 2014, the Company’s Board of Directors appointed Jeff Richardson as an independent director to the Board of Directors and as a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Richardson, age 49, is the Executive Vice President and Chief Operating Officer of LSI Corporation (“LSI”). Mr. Richardson has served as a senior executive at LSI since 2005, including previously serving as its Executive Vice President and General Manager of the Semiconductor Solutions Group, Executive Vice President of the Networking and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and as Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson served on the Board of Directors of Volterra Semiconductor Corporation from April 2011 to October 2013, when Volterra was acquired by Maxim Integrated Products, Inc. Mr. Richardson received a Bachelor of Science degree in Electrical Engineering from the University of Colorado. As a member of the Company’s Board, Mr. Richardson will receive the Company’s standard compensation for non-employee directors and will sign the Company’s form Indemnification Agreement. There are no arrangements or understandings between Mr. Richardson and any other person pursuant to which he was selected as a director of the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2014	Ambarella, Inc.

/s/ George Laplante
George Laplante
Chief Financial Officer